Exhibit 99.1

Contact:	Paula Taylor
Corporate Services
(972) 420-8221

HORIZON HEALTH ANNOUNCES ACQUISITION

OF RIVER PARK HOSPITAL

LEWISVILLE, Texas (August 1, 2005) — Horizon Health Corporation (NASDAQ/NM:HORC) today announced that it has completed its previously announced acquisition of substantially all the assets of River Park Hospital located in Huntington, West Virginia, and the stock of an affiliated management company. River Park Hospital is a 165-bed behavioral health facility offering programs for adults, adolescents, children and families. For the fiscal year ended December 31, 2004, River Park Hospital had consolidated net revenues of approximately $18.6 million and for the four months ended April 30, 2005, consolidated net revenues of approximately $6.6 million.

Ken Newman, Chairman and Chief Executive Officer of Horizon, stated, “We are very pleased that River Park Hospital and its management team have become a part of Horizon. Its focus on quality patient services is consistent with the primary mission of all Horizon service groups. This transaction represents the addition of another respected institution to our behavioral health hospital service group.”

Horizon Health Corporation is a leading contract manager of clinical services for acute care hospitals and employers and an owner of behavioral health care facilities.

The statements contained herein based on future expectations rather than on historical facts are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those in any such forward-looking statements include, but are not limited to, the ability to consummate additional acquisitions, the ability to integrate the existing operations of the hospital on a cost-effective basis, adverse changes in reimbursement to psychiatric hospitals by federal and state health care programs and other third-party payors and various other risks as outlined in Horizon’s Securities and Exchange Commission filings. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

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